As filed with the Securities and Exchange Commission on November 6, 1996.
                                              Registration No.  333-___________
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                            SECURITIES ACT OF 1933

                           OPTIMAX INDUSTRIES, INC.
                           ------------------------
            (Exact name of Registrant as specified on its Charter)

         Colorado                                             84-1059458
---------------------------------                       ---------------------
(State or other jurisdiction                                 IRS Employer
of incorporation or organization)                       Identification Number

                              132 Lincoln Street
                         Boston, Massachusetts  02111
                                (617) 695-2950
   ------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                    Prentice-Hall Corporation Systems, Inc.
                                 1560 Broadway
                            Denver, Colorado  80202
                                (303) 860-7052
          -----------------------------------------------------------
          (Name, address, including zip code, and telephone number of agent for service of process)

                                  Copies to:
                           Clifford L. Neuman, Esq.
                                Neuman & Cobb
                               1507 Pine Street
                           Boulder, Colorado  80302
                                (303) 447-2212

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.   [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.    [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [  ]
===============================================================================

                        CALCULATION OF REGISTRATION FEE

                                     Proposed       Proposed
                                      Maximum        Maximum
Title of Each Class      Amount      Offering       Aggregate      Amount of
of Securities to be      To be       Price Per      Offering     Registration
   Registered          Registered    Share (1)      Price (1)         Fee
-------------------   -------------  ---------   --------------  ------------
Common Stock, $.02
  par value           3,766,194 (2)    $2.875    $10,827,807.50   $3,733.73

Common Stock, $.02
  par value           1,280,000 (3)     2.875      3,680,000.00    1,268.97

Class BB Warrants     1,700,000 (4)     1.125      1,912,500.00      659.48
                                                 --------------   ---------
          TOTAL:                                 $16,429,307.50   $5,662.18

--------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. Based upon the average of the bid and ask prices of the securities pursuant to Rule 457(c).

(2)  Consists of Common Stock offered by the Selling Shareholders.

(3) Consists of Common Stock issuable upon conversion of outstanding shares of Series A Convertible Preferred Stock.

(4) Consists of Class BB Warrants offered for resale by certain Selling Warrantholders.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           OPTIMAX INDUSTRIES, INC.

       Item No. and Heading
            In Form S-3                               Location
      Registration Statement                        In Prospectus
      ----------------------                        -------------
1.   Forepart of the Registration            Forepart of Registration Statement
     Statement and outside front             and outside front cover page
     cover page of Prospectus                of Prospectus

2.   Inside front and outside back           Inside front and outside back
     cover pages of Prospectus               cover pages of Prospectus

3.   Summary Information, Risk               Risk Factors
     Factors and Ratio of Earnings
     to Fixed Charges

4.   Use of Proceeds                         Use of Proceeds

5.   Determination of Offering Price         *

6.   Dilution                                *

7.   Selling Securityholder                  Selling Securityholders and
                                             Warrantholders

8.   Plan of Distribution                    Plan of Distribution

9.   Description of Securities to            Description of Securities
     be Registered

10.  Interest of Named Experts and           Legal Matters
     Counsel

11.  Material Changes                        Recent Developments

12.  Incorporation of Certain                Incorporation of Certain Documents
     Information by Reference                by Reference

13.  Disclosure of Commission                Indemnification
     Position on Indemnification
     for securities Act Liabilities

------------------------------

* Omitted from Prospectus because Item inapplicable or answer is in the negative.

PROSPECTUS

                           OPTIMAX INDUSTRIES, INC.

                  -------------------------------------------

                               5,046,194 Shares
                          $.02 par value Common Stock

                  -------------------------------------------

                          1,700,000 Class BB Warrants

                  -------------------------------------------


     This Prospectus relates to the reoffer of 3,766,194 shares of Common Stock, $.02 par value ("Common Stock") of Optimax Industries, Inc., a Colorado corporation (the "Company" or "Optimax"), by certain Securityholders of the Company (the "Selling Shareholders"). This Prospectus also relates to the reoffer of 1,700,000 Class BB Warrants ("Warrants") of the Company by certain Warrantholders of the Company (the "Selling Warrantholders"). (Hereafter, the Selling Shareholders and Selling Warrantholders shall collectively be referred to as the "Selling Securityholders" and the offerings of both shall collectively be referred to as the "Selling Securityholder Offering.")

     This Prospectus also relates to the offer by the Company of 1,280,000 shares of Common Stock issuable upon the conversion of 1,280,000 shares of Series A Convertible Preferred Stock (the "Convertible Preferred Stock"), which conversion shall occur automatically upon the effective date of the Registration Statement of which this Prospectus forms a part (the "Conversion Offering").

     The Selling Securityholders may offer all 3,766,194 shares of the Common Stock and 1,700,000 Class BB Warrants in transactions in the over-the-counter market at prices obtainable at the time of sale, or in privately-negotiated transactions at prices determined by negotiation. The Selling Securityholders may effect such transactions by selling the shares or warrants to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders, and/or the purchasers of the shares or warrants for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). (See "SELLING SECURITYHOLDERS" and "PLAN OF DISTRIBUTION.") The Selling Securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended ("Securities Act"). If any broker-dealers are used by the Selling Securityholder, any commissions paid to broker-dealers and, if broker-dealers purchase any securities as principals, any profits received by such broker-dealers on the resales of the securities, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders may be deemed to be underwriting compensation.

     The Company will not receive any of the proceeds from the resale of the shares of Common Stock or Class BB Warrants by the Selling Securityholders or the conversion of the Convertible Preferred Stock. Pursuant to an agreement between the Company and the Selling Securityholders, the Company has agreed to pay all of the expenses of registering the securities offered hereby, which expenses are estimated to be $15,000. The Selling Securityholders will, however, pay the other costs related to the sale of their securities, including discounts, commissions and transfer fees. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

     The Company's Common Stock and Class BB Warrants have been traded in the over-the-counter market. The Common Stock and Class BB warrants are listed and traded on the Nasdaq Small-Cap Market ("Nasdaq") under the symbols OPMX and OPMXZ, respectively. On November 5, 1996, the closing bid and ask prices of the Company's Common Stock and Class BB Warrants were $2.75 and $3.00, and $1.00 and $1.25, respectively, as quoted by Nasdaq. There can be no assurance that a market for the Common Stock or Class BB Warrants will continue in the future. The Company has no arrangements with broker-dealers concerning the maintenance of a trading market for the Common Stock or Warrants.

                  -------------------------------------------

     FOR DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE COMPANY, SEE "RISK FACTORS" COMMENCING AT PAGE 9.

                  -------------------------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSIONS, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  -------------------------------------------

     No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction, or in any jurisdiction in which the person making such offer or solicitation is not qualified to do so.

                             AVAILABLE INFORMATION
                             ---------------------

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company can be inspected and copied (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W. Judiciary Plaza, Washington, D.C. 20549, as well as at the following Regional Offices: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.
In addition, the Company's Common Stock is traded in the over-the-counter market on the Nasdaq system, and reports, proxy statements and other information concerning the Company can be inspected and copied at the Office of the National Association of Securities Dealers, Inc., 1735 "K" Street, N.W., Washington, D.C. 20006.

     The Company has filed a Registration Statement on Form S-3 with the Commission, Washington, D.C., in accordance with the provisions of the Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the shares of Common Stock offered hereby and the Company, reference is made to the Registration Statement, including the exhibits and financial statement schedules filed as a part thereof. Reference also should be made to the Annual Report to Shareholders and Annual Report on Form 10-KSB for the year ended December 31, 1995, the Company's definitive Proxy Statement, and the Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1996 and June 30, 1996, incorporated by reference into this Prospectus. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an Exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement may be obtained from the Commission upon payment of the fees prescribed therefor and may be examined at the principal office of the Commission in Washington, D.C.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
                -----------------------------------------------

     The following documents which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended, are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 ("Annual Report"), SEC File No. 0-19086, filed with the Commission on April 15, 1996;

     (b) The Company's Current Report on Form 8-K dated February 1, 1996, SEC File No. 0-19086, filed with the Commission on February 8, 1996;

     (c) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996, SEC File No. 0-19082, filed with the Commission on May 20, 1996;

     (d) The Company's Current Report on Form 8-K dated July 23, 1996, SEC File No. 0-19082, filed with the Commission on July 23, 1996, as amended on Form 8-K/A-1 filed with the Commission on October 7, 1996;

     (e) The Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996, SEC File No. 0-19082, filed with the Commission on August 19, 1996.

     All documents filed by the Company with the Commission pursuant to Section 13a, 13c, 14 or 15d of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus will be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in the above-referenced documents shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of any documents or portions of such documents incorporated in this Prospectus, not including exhibits to the information that is incorporated by reference, unless such exhibits are specifically incorporated by reference to this Prospectus, may be obtained at no charge by a written or oral request to David W. Dube, President, Optimax Industries, Inc., 132 Lincoln Street, Boston, Massachusetts 02111 (617) 695-2950.

-------------------------------------------------------------------------------

                              PROSPECTUS SUMMARY
                              ------------------

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING THE RELATED NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS.


                                  THE COMPANY
                                  -----------
     Optimax Industries, Inc., a Colorado corporation ("Optimax" or the "Company"), serves as a holding company for four (4) wholly-owned operating divisions (Horticultural, Giftware, Truck Part Accessories and Property Development).

     The Horticultural Division, which consists of three (3) subsidiaries, Plants For Tomorrow, Inc., a Colorado corporation, Flying Cow Farms, Inc., a Florida corporation, and Growers Direct, Inc., a Florida corporation, maintains
an operating nursery and growing facility in Loxahatchee, Florida.   Although
the Company's nursery has historically generated operating losses, resulting primarily from cost overruns on plant installation contracts, the Company has undertaken aggressive efforts to transform the nursery from an environmental sciences and mitigation installer to a laterally-integrated combined Florida native plants, beach revegetation and mangrove restoration growing facility, where the Company has identified greater opportunity. The Company believes it maintains one of the few diversified Florida nurseries, with over four hundred
(400) species of terrestrial and aquatic plants and plant seeds, capable of supplying an increasing demand for wetlands and other environmentally-oriented plant products. In addition, the Company plans to purchase and re-sell, on a wholesale basis, foliage and plant products grown by non-affiliated nurseries and consolidated for sale at the Company's nursery to mass merchandisers, supermarket chains and other national and regional nursery products retailers.

     The Giftware Division, which was recently established by the Company and will conduct operations through its subsidiary, Art Smart, Inc., a Nevada corporation, was created to design, develop and distribute floral and non-floral related giftware lines, such as ceramic pottery, wicker baskets and decorative boxes, that will be marketed with the foliage and plant products grown or consolidated for sale by the Horticultural Division. In addition, the Company recently announced that it has entered into a letter of intent to purchase certain assets used by a privately-held picture framing and giftware manufacturer located in Boston, Massachusetts, which it believes will lead to strategic, potentially profitable opportunities, especially in the decorative giftbox business. See Recent Developments.

     The Truck Part Accessories Division, which consists of Taylor-Built Industries, Inc. and Dyno-Might Truck Accessories, Inc., both Texas corporations, markets bed-covers and bed-liners for pick-up trucks, on a dealer wholesale and direct retail basis, from manufacturing and retail facilities located in Dallas, Texas. The Company previously acquired the exclusive license to manufacture a patented, electronically-activated retractable roll-up bed-cover; however, due to previous capital deficiencies, the Company was not able to profitably market the product. The Company believes that its bed-cover product, coupled with the pairing of a bed-liner product it has internally developed, can be successfully marketed on, initially, a regional basis. The Company intends to add complementary truck part accessories to its product base and believes, based upon its current capitalization, that it has sufficient resources to generate substantial sales and achieve profitable operations.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

    On July 23, 1996, the Company acquired one hundred percent (100%) of the outstanding shares of common stock of Vine Street Stores, Inc., a Massachusetts corporation ("Vine Street"). Founded in 1995, Vine Street owns and operates cut-flower, plant and foliage retail concessions located within mass merchandisers and discount retailers in the Northeastern United States. The Company believes there are numerous profitable opportunities available in seeking and procuring additional retail concessions and expects to significantly increase sales and profitability as it undertakes to vertically integrate, to the extent possible, its Horticultural Division from the initial growing stage at the operating nursery level to the point of sale at the retail level.

    Also on July 23, 1996, the Company completed the purchase of approximately twelve (12) acres of undeveloped real property located in Colchester, Connecticut. The property was acquired by Colchester Property Investors, LLC, a wholly-owned limited liability company formed and organized for the purpose of making the acquisition. The Company's preliminary plans for the property include the development of a retail nursery and other commercial development.

    The Company has a long-term strategy of expansion through internal growth of existing operations and acquisitions which, the Company believes, will strengthen its overall profitability. The Company regularly evaluates possibilities for the acquisition of additional businesses, particularly within the industries in which the Company has present operations, but at the present time, there are no definitive arrangements or understandings with respect to any potential material acquisitions.

    The Company maintains its principal offices at 132 Lincoln Street, Boston, Massachusetts 02111. Its telephone number at that address is (617) 695-2950 and its facsimile number is (617) 695-3630.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                        SELLING SECURITYHOLDER OFFERING
                        -------------------------------

Securities Offered:                3,766,194 shares of Common Stock, $.02 par
                                   value (1)
                                   1,700,000 Class BB Warrants (2)

Common Shares Outstanding:         4,740,591 (3)

Nasdaq Symbols:

     Common Stock                  OPMX
     Class BB Warrants             OPMXZ

Offering Price:                    Prevailing Market Prices



                              CONVERSION OFFERING
                              -------------------

Securities Offered:                1,280,000 shares of Common Stock, $.02 par
                                   value, upon conversion of outstanding
                                   1,280,000 shares of Series A Convertible
                                   Preferred Stock
-------------------------

(1) Consists of (i) 1,500,000 shares of Common Stock issued in consideration of the acquisition of Vine Street, (ii) 1,500,000 shares of Common Stock sold by the Company in a private offering which was completed in August 1996 (the "Private Offering"), (iii) 200,000 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding Non-Qualified Stock Options having a weighted average exercise price of $1.75 per share and (iv) 566,194 shares held by certain other Selling Shareholders.

(2) Consists of (i) 1,500,000 Class BB Warrants sold by the Company in the Private Offering and (ii) 200,000 Class BB Warrants held by certain other Selling Securityholders.

(3) Does not give effect to (i) the conversion of 1,280,000 shares of Convertible Preferred Stock into 1,280,000 shares of Common Stock in the Conversion Offering, (ii) 2,129,124 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding Class BB Warrants exercisable to purchase shares of the Company's Common Stock at an exercise price of $3.00 per share, or (iii) 297,500 shares of Common Stock reserved for issuance pursuant to the exercise of outstanding Non-Qualified Stock Options having a weighted average exercise price of $4.26 per share.


                                 RISK FACTORS
                                 ------------
     The Offering involves a high degree of risk. Prospective investors should carefully consider the factors set forth under "RISK FACTORS".

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                                USE OF PROCEEDS
                                ---------------
     The Company will not receive any of the proceeds from the sale of shares offered by the Selling Securityholders or from the Conversion Offering.

                            SUMMARY FINANCIAL DATA
                            ----------------------
     Set forth below is selected summary financial data with respect to the Company. Financial information for the year ended December 31, 1995, and as of and for the six months ended June 30, 1995 and June 30, 1996, is derived from the financial statements incorporated by reference in this Prospectus and is qualified by reference to such financial statements and the notes related thereto.

                                                   Six months ended
                                        --------------------------------------
                         Year ended      June 30,          June 30, 1996
                        December 31,       1995     --------------------------
                            1995                      Actual      Pro Forma(1)
                        -------------  -----------  ----------    ------------
STATEMENTS OF
OPERATIONS DATA:

Revenues                $   454,857    $ 331,991    $ 144,369      $ 246,941

Operating (loss)         (1,796,558)    (476,690)    (198,480)      (176,424)

Net income (loss)        (1,858,668)    (567,004)    (164,435)      (147,468)

Net income (loss)
  per common share          (1.64)        (.58)        (.05)


                                                           June 30, 1996
                                   As of            --------------------------
                             December 31, 1995        Actual      Pro Forma(1)
                             -----------------      -----------   ------------
BALANCE SHEET DATA:

  Total assets                 $1,236,059           $1,032,780     $4,018,391
  Total liabilities             1,217,970            1,276,402      1,287,796
  Working capital                (599,869)            (381,479)       733,500
  Stockholders' equity             18,089             (243,688)     2,713,562
__________________________

(1) Gives pro forma retroactive effect as of and for the period ended June 30, 1996 to (i) the acquisition of Vine Street, (ii) the purchase of the Colchester, Connecticut property and (iii) the consummation of the Private Offering in which the Company sold an aggregate of 1,500,000 Units for net proceeds of $1,356,000.

-------------------------------------------------------------------------------

                                 RISK FACTORS
                                 ------------

     Prospective investors should review carefully the following investment considerations in evaluating the Company and its business:

     1.   LIQUIDITY AND CAPITAL RESOURCES.
          -------------------------------
          In the past, the Company has operated on limited capital resources and has depended primarily on funds generated from the sale of Common Stock and short-term loans. Nevertheless, at June 30, 1996, the Company had a working capital deficit of $(381,479), which is principally the result of its accumulated operating deficit of $(8,039,622); although, giving effect to the acquisitions of Vine Street and the Colchester Property and completing the Private Offering, the Company had a pro forma working capital surplus of $733,500 at June 30,1996. Even if the Company is able to attain its business plan objectives, it does not anticipate having operating revenues sufficient to pay its operating expenses until the first quarter of 1997, and there can be no assurance that operating break-even can be achieved by this time or continue in future periods. As a result, the Company expects to continue to experience a shortage in working capital.

     2.   ADDITIONAL CAPITAL REQUIREMENTS.
          -------------------------------
          The Company will require additional capital in the future to finance its business activities. The Company will have to obtain such additional capital through borrowings or from additional equity financing. Additional future equity financing may occur through the sale of either unregistered Common Stock in exempt offerings or through the public offering of registered stock. In any case, such additional equity financing may result in additional dilution to investors. There can be no assurance that any additional capital, funding or revenues can satisfactorily be arranged. The Company has no arrangements for the acquisition of additional capital. (See "BUSINESS.")

     3.   LACK OF OPERATING PROFITS.
          -------------------------
          The Company's unaudited income statements for the six months ended June 30, 1996 report a net loss of $(164,435), on total revenues of $144,369, and expenses of $236,797. There can be no assurance that the Company's operating revenues will substantially increase in the near future or that it will be able to lower operating expenses. The Company does not expect any of its operating subsidiaries to generate any operating profits for the remainder of 1996.

     4.   RISKS OF BUSINESS DEVELOPMENT.
          -----------------------------
          The Company's operations are subject to all of the risks inherent in a new business enterprise, including the absence of a profitable operating history, shortage of cash, under-capitalization, and expense of new product development. The Company does not anticipate positive cash flow on a monthly basis until mid-1997, and there can be no assurance that operating break-even can be achieved by this time or continue in future periods. Various problems, expenses, complications and delays may be encountered in connection with the development of the Company's products and business. Future growth beyond present capacity will require significant expenditures for expansion, marketing, research and development. These expenses must either be paid out of the proceeds of this or future offerings or out of generated revenues and Company profits. The availability of funds from either of these sources cannot be assured.

     5.   RAPIDLY CHANGING MARKET.
          -----------------------
          The market for the Company's products is rapidly changing with evolving industry standards and frequent new product introductions. The Company's future success will depend in part upon its continued ability to enhance its existing products and to introduce new products and features to meet changing customer requirements and emerging industry standards. There can be no assurance that the Company will successfully complete the development of future products or that the Company's current or future products will achieve market acceptance. Any delay or failure of these products to achieve market acceptance would adversely affect the Company's business. In addition, there can be no assurance that products or technologies developed by others will not render the Company's products or technologies non-competitive or obsolete.

     6.   NO PROPRIETARY ADVANTAGE.
          ------------------------
          The Company's core business which involves the propagation and sale of plant material is not subject to protection by the Company under any copyright, trademark or trade secret laws. As a result, the Company holds no proprietary advantage over others competing in the same industry.

     7.   DEPENDENCE ON PROPRIETARY TECHNOLOGY.
          ------------------------------------
          Taylor-Built Industries, Inc. ("TBI"), one of the Company's operating subsidiaries, manufactures its patented automated, retractable truck bed cover under an exclusive, worldwide license from Seco Engineers, Ltd. ("Seco"). Seco has served written notice upon TBI that it claims that the exclusive license is null, void and unenforceable by virtue of defaults by TBI under the License Agreement which occurred prior to the Company's acquisition of TBI from Polyphase Corporation, the prior owner. The Company has served notice upon Polyphase Corporation of Seco's claim, notwithstanding the fact that the Company vehemently denies that the license is unenforceable. The Company intends to vigorously defend its claims under the License Agreement while at the same time vigorously assert all remedies which it has against Polyphase Corporation should Seco prevail in its claim that the license is unenforceable. Nevertheless, should the Company be unable to defend and maintain its rights under the License Agreement, it will forfeit the right to manufacture and sell TBI's sole commercial product; and the Company's investment in TBI will be completely lost and forfeited, except for recourse which may be asserted against Polyphase Corporation.

     8.   COMPETITION.
          -----------
          While the Company's operating subsidiaries represent significantly diversified interests, each subsidiary independently faces competition from numerous organizations which possess similar expertise and provide comparable products or services as those furnished by the Company's subsidiaries. In most instances, the Company's competitors are larger organizations with substantially greater resources. The ability of the Company to successfully compete within each industry segment will depend upon numerous factors, including the Company's ability to generate additional working capital to substantially expand both domestic and international marketing activity and to identify additional products which can either be developed internally or acquired from third parties to improve the Company's competitive positions. There can be no assurance that the Company can successfully support the capital requirements of its subsidiaries to enable them to achieve competitive parity.

     9.   DEPENDENCE UPON MARKETING.
          --------------------------
          While the Company believes that its diversified products hold unsatisfied market demand, the Company's ability to generate sales will depend upon developing and implementing a marketing strategy. There can be no assurance that the Company can successfully develop, promote and maintain an active market for its products.

     10.  DEPENDENCE UPON KEY PERSONNEL.
          -----------------------------
          The Company's future success depends in large part on the continued service of its key technical, marketing, sales, and management personnel and on its ability to continue to attract, motivate, and retain highly qualified employees. Although the Company's employees have stock options, its key employees may voluntarily terminate their employment with the Company at any time. Competition for such employees is intense and the process of locating technical and management personnel with the combination of skills and attributes required to execute the Company's strategy is often lengthy. Accordingly, the loss of the services of key personnel could have a material adverse effect upon the Company's operations and on research and development efforts. The Company does not have key person life insurance covering its management personnel or other key employees.

     11.  DIVIDENDS.
          ---------
          No dividend has been paid on the Company's Common Stock since inception, nor, by reason of its present financial status and its contemplated financial requirements, does the Company contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future. (See "DESCRIPTION OF SECURITIES.")

     12.  SHARES ELIGIBLE FOR FUTURE SALE.
          -------------------------------
          As of November 5, 1996, 4,740,591 shares of the Company's $.02 par value Common Stock, were issued and outstanding, of which 3,954,266 are "restricted securities" and under certain circumstances may, in the future, be sold in compliance with Rule 144 adopted under the Securities Act. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who beneficially owned restricted shares of Common Stock for at least two (2) years is entitled to sell, within any three (3) month period, a number of shares that does not exceed the greater of one percent (1%) of the total number of outstanding shares of the same class, or if the Common Stock is quoted on Nasdaq or a stock exchange, the average weekly trading volume during the four (4) calendar weeks immediately preceding the sale. A person who presently is not and who has not been an affiliate of the Company for at least three (3) months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least three (3) years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. In addition, the Company currently has issued and outstanding (i) Class BB Warrants exercisable to purchase, in the aggregate, 2,129,124 shares of Common Stock at an exercise price of $3.00 per share, (ii) Non-Qualified Stock Options exercisable to purchase, in the aggregate, 297,500 shares of Common Stock at a weighted average exercise price of $4.26 per share and (iii) 1,280,000 shares of Series A Convertible Preferred Stock convertible into 1,280,000 shares of Common Stock upon the effective date of the Registration Statement of which this Prospectus forms a part. The Company is registering for sale in the Selling Securityholder Offering an aggregate of 3,766,194 shares of restricted Common Stock and 1,700,000 Class BB Warrants and is registering for sale in the Conversion Offering the 1,280,000 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time-to-time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely effect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities. Actual sales or the prospect of future sales of shares of Common Stock under Rule 144 may have a depressive effect upon the price of the Common Stock and the market therefor.

     13.  FUTURE SALES OF COMMON STOCK.
          ----------------------------
          The Company's Board of Directors has the authority to issue up to 20,000,000 shares of Common Stock and to issue options and warrants to purchase shares of the Company's Common Stock without shareholder approval. Future issuance of Common Stock could be at values substantially below the Offering Price in this Offering and therefore could represent further substantial dilution to investors in this Offering. In addition, the Board could issue large blocks of Common Stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval. (See "DESCRIPTION OF SECURITIES.")

     14.  AUTHORIZED PREFERRED STOCK.
          --------------------------
          The Company's Articles of Incorporation, as amended, authorize the issuance of up to 5,000,000 shares of $.001 par value preferred stock none of which are outstanding. The Board of Directors has been granted the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, the Board of Directors could authorize the issuance of a series of preferred stock which would grant to holders preferred right to the assets of the Company upon liquidation, the right to receive dividend coupons before dividends would be declared to Common Stockholders, and the right to the redemption to such shares, together with a premium, prior to the redemption of Common Stock. Common stockholders have no redemption rights. In addition, the Board could issue large blocks of preferred stock to fend against unwanted tender offers or hostile takeovers without further shareholder approval. (See "DESCRIPTION OF SECURITIES.")

     15. LIMITED PUBLIC TRADING MARKET FOR THE COMPANY'S COMMON STOCK AND CLASS BB WARRANTS.
          ----------------------------------------------------------------
          While there currently exists in the over-the-counter market a limited, public trading market for the Company's Common Stock and Class BB Warrants, there can be no assurance that such a market will continue in the future. There can be no assurances that an investor will be able to liquidate his investment without considerable delay, if at all. If a market does continue or develop, the price for the Company's securities may be highly volatile and may bear no relationship to the Company's actual financial condition or results of operations. (See "DESCRIPTION OF SECURITIES.")

     16.  LIMITATION OF DIRECTORS' LIABILITY.
          ----------------------------------
          The Company's Articles of Incorporation provide, as permitted by Colorado law, that its directors shall have no personal liability for certain breaches of their fiduciary duties to the Company. This provision may reduce the likelihood of derivative litigation against directors and may discourage shareholders from bringing a lawsuit against directors for a breach of their duty. In addition, the Company's Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Colorado law.

     17.  MANAGEMENT OF GROWTH.
          --------------------
          If the Company is successful in increasing demand for the Company's products, of which there can be no assurance, growth of the Company could create certain additional risks. Rapid growth can be expected to place a substantial burden on the Company's management resources and financial controls. The Company's ability to manage its growth effectively will require the Company to continue to implement and refine its operational, financial and information management systems and to train, motivate and manage its employees. The Company's ability to attract and retain qualified personnel will have a significant effect on the Company's ability to establish and maintain its position its various markets, and failure of the Company to manage its growth effectively could have material adverse effects on the Company's results of operations.

     18.  RISKS OF LOW-PRICED STOCKS.
          --------------------------
          The over-the-counter markets for securities such as the Company's Common Stock and Warrants historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in the Company's industry and the investment markets generally, as well as economic conditions and quarterly variations in the Company's results of operations, may adversely affect the market price of the Company's Common Stock.

     19.  THE SECURITIES ENFORCEMENT AND PENNY STOCK REFORM ACT OF 1990.
          -------------------------------------------------------------
          The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The Commission recently adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on Nasdaq and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or
(iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. See "Certain Market Information."

          Although the Common Stock and Warrants are currently approved for quotation on the Nasdaq Small-Cap Market, there can be no assurance that they will remain eligible to be included on Nasdaq. In the event that the Company's Common Stock and Warrants were no longer eligible for quotation on Nasdaq, the Common Stock and Warrants could become subject to rules adopted by the Commission regulating broker-dealer practices in connection with transactions in "penny stocks." Those disclosure rules applicable to penny stocks require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the disclosure must identify the broker's role, if any, as a market-maker in the particular stock, provide information with respect to market prices of the Common Stock and the amount of compensation that the broker will earn in the proposed transaction. The broker-dealer must also provide the customer with certain other information and must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that following the proposed transaction the broker provide the customer with monthly account statements containing market information about the prices of the securities. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's Common Stock or Warrants became subject to the penny stock rules, many brokers may be unwilling to engage in transactions in the Company's securities because of the added disclosure requirements, thereby making it more difficult for purchasers of Common Stock and Warrants in this offering to dispose of their securities.

     20.  MARKET OVERHANG FROM WARRANTS AND OUTSTANDING OPTIONS.
          -----------------------------------------------------
          The Company has outstanding 2,426,624 options and warrants. To the extent that such stock options or warrants are exercised, dilution to the interests of the Company's stockholders may occur. Exercise of these options or warrants or even the potential of their exercise may have an adverse effect on the trading price and market for the Company's Common Stock. The holders of the options or warrants are likely to exercise them at times when the market price of the shares of Common Stock exceeds the exercise price of the options or warrants. Accordingly, the issuance of shares of Common Stock upon exercise of the options or warrants may result in dilution of the equity represented by the then outstanding shares of Common Stock held by other shareholders.
Holders of the options or warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms which are more favorable to the Company than the exercise terms provided by such options or warrants. (See "DESCRIPTION OF SECURITIES.")


                                USE OF PROCEEDS
                                ---------------
     The Company will not receive any of the proceeds from the sale of shares by the Selling Securityholder or from the conversion of the Convertible Preferred Stock. The Common Stock may be offered from time-to-time by the Selling Securityholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Selling Securityholders will pay brokerage commissions, if any, attributable to the sale of the Common Stock by the Selling Securityholders.

                            SELLING SECURITYHOLDERS
                            -----------------------
     The following table sets forth certain information regarding the Common Stock held by the Selling Securityholders as of October 15, 1996. To the knowledge of the Company, the Selling Securityholder has had no material relationship with the Company within the past three years, other than as a result of the ownership of the securities, except as is expressly noted. The following information has been furnished to the Company by the person named:


                               Beneficial Ownership                                     Beneficial Ownership
                               Prior to Offering (1)                                       After Offering
  Name & Address               --------------------        Shares        Warrants       --------------------
of Beneficial Owner             Shares        % (2)      To Be Sold     To Be Sold       Shares          %
-------------------            --------       -----      ----------     ----------      --------       -----
David W. Dube (3)              500,000         8.4%        500,000          -0-           -0-           -0-
132 Lincoln Street
Boston, MA  02111

Allan M. Huberman (4)          500,000         8.4%        500,000          -0-           -0-           -0-
132 Lincoln Street
Boston, MA  02111

RIB, LLC (5)                   500,000         8.4%        500,000          -0-           -0-           -0-
2 Broadway
New York, NY  10004

Stephen G. Calandrella (6)     330,191         5.4%         75,000        100,000       155,191        2.6%
4465 Northpark Drive
Colorado Springs, CO  80907

Clifford L. Neuman (7)          87,500         1.5%         87,500          -0-           -0-           -0-
1507 Pine Street
Boulder, CO  80302

D.C.A. Grantor Trust (8)       325,000         5.2%        225,000        100,000         -0-           -0-
Porta Vita - Bella Vista
South Penthouse - Roof
19925 N.E. 39th Place
Aventura, FL  33180

John Schieffelin                10,000          .3%         10,000         10,000         -0-           -0-
691 Old Jonas Hill Road
Lafayette, CA  94549

Robert J. Otoupalik             20,000          .7%         20,000         20,000         -0-           -0-
1821 Overview Circle
Santa Ana, CA  92705

Bruce C. Levin & Susan E.       10,000          .3%         10,000         10,000         -0-           -0-
  Levin, Ttees for the Levin
  Family Trust dated 06/12/80,
  FBO Bruce C. Levin
774 Holmby Avenue
Los Angeles, CA  90024


Philip G. da Silva              10,000          .3%         10,000         10,000         -0-           -0-
535 Vine Street
Paso Robles, CA  93446

Robert Linford                  20,000          .7%         20,000         20,000         -0-           -0-
Betty Linford
P. O. Box 282126
San Francisco, CA  94128

Frank A. Duckworth              20,000          .7%         20,000         20,000         -0-           -0-
700 New Hampshire Ave.
Washington, DC  20027

Maurice Gozlan                  88,400         2.9%         88,400         88,400         -0-           -0-
Stacy Gozlan
3422 N.E. 166th Street
North Miami, FL  33160

Paul F. Petrus                  10,000          .3%         10,000         10,000         -0-           -0-
2808 S. E. Dune Drive
Stuart, FL  34996

Mark Weinbaum                   15,000          .5%         15,000         15,000         -0-           -0-
Joan Weinbaum
738 W. 50th Street
Miami Beach, FL  33140

Ronald G. Brenner               20,000          .7%         20,000         20,000         -0-           -0-
8403 Estero Blvd., #302
Ft. Meyers, FL  33931

Robert Doyon                    80,000         2.6%         80,000         80,000         -0-           -0-
Pauline Doyon
P. O. Box 841
Dennis, FL  34284

Marvin Berkowitz                10,000          .3%         10,000         10,000         -0-           -0-
Florence Berkowitz
5113 Pine Drive
Boynton Beach, FL 33437

William E. Cassidy              40,000         1.3%         40,000         40,000         -0-           -0-
8370 W. Flagler Street, #252
Miami, FL  33144

Leon & Nina Hertzson            20,000          .7%         20,000         20,000         -0-           -0-
16 Dougal Lane
E. Northport, NY 11731

David F. Gordon                 20,000          .7%         20,000         20,000         -0-           -0-
1001 Burr Oaks Drive
West Des Moines, IA  50266

Carl Franzblau                  12,000          .3%         12,000         12,000         -0-           -0-
Myrna Franzblau
147 Plymouth Road
Newtown, MA  02161

Jehuda Reinharz                 10,000          .3%         10,000         10,000         -0-           -0-
66 Beaumont Avenue
Newton, MA  02160

Christopher Winship             10,000          .3%         10,000         10,000         -0-           -0-
Nancy Winship
128 Laurel Road
Chestnut Hill, MA  02167

Harry J. Nichols                40,000         1.3%         40,000         40,000         -0-           -0-
906 Olive Street, Ste. 510
St. Louis, MO  63101

Kurt Hellweg                    30,000         1.0%         30,000         20,000         -0-           -0-
Sheryl Hellweg
4083 E. Eaglescliffe Drive
Springfield, MO  65869

Wayne Saker                     20,000          .7%         20,000         20,000         -0-           -0-
55 Shaw Road
Chestnut Hill, MA  02167

Vito Crecca                      5,000          .1%          5,000          5,000         -0-           -0-
Jean Crecca
25 Leigh Ct.
Randolph, NJ  07869

Leslie S. Turchin               40,000         1.3%         40,000         40,000         -0-           -0-
810 Navesnik River
Locust, NJ  07760

David S. Nagelberg, IRA         40,000         1.3%         40,000         40,000         -0-           -0-
Delaware Charter Guarantee
  & Trust Company
662 Juniper Place
Franklin Lakes, NJ  07417

Ronald I. Heller, IRA           40,000         1.3%         40,000         40,000         -0-           -0-
Delaware Charter Guarantee
  & Trust Company
74 Fairview Road
Tenafly, NJ  07670

John Mark Lucas                 10,000          .3%         10,000         10,000         -0-           -0-
893 Diane Ct.
Woodbridge, NJ  07095

Melvin Feld                     30,000         1.0%         30,000         30,000         -0-           -0-
223-25 Sheridan Street
Perth Amboy, NJ  08861

Robert Gross                    40,000         1.3%         40,000         40,000         -0-           -0-
27 Park Gate Drive
Edison, NJ  08820

Stuart K. Sherman               20,000          .7%         20,000         20,000         -0-           -0-
211 Allison Court
Englewood, NJ  07631

Barbara E. Zimmer               20,000          .7%         20,000         20,000         -0-           -0-
55 Ocean Avenue 7B
Monmouth Beach, NJ  07750

Robert Joseph                   10,000          .3%         10,000         10,000         -0-           -0-
41 Woodland Road
West Caldwell, NJ  07006

David Feinsilver                20,000          .7%         20,000         20,000         -0-           -0-
215 Milburn Avenue
P. O. Box 312
Milburn, NJ  07041

Pete Book                       20,000          .7%         20,000         20,000         -0-           -0-
69 Windsor Drive
Pine Brook, NJ  05058

Road & Show Cellular, Inc.      20,000          .7%         20,000         20,000         -0-           -0-
200 E. 89th St., Ste. 44 So.
New York, NY  10128

Bonnie S. Grossman              20,000          .7%         20,000         20,000         -0-           -0-
80 Round Hill Road
Scarsdale, NY  10583-1704

Irving Spitalnick, IRA          20,000          .7%         20,000         20,000         -0-           -0-
245 Park Avenue, 9th Fl.
New York, NY  10167

Melvin Schlossberg IRA          10,000          .3%         10,000         10,000         -0-           -0-
Bear Sterns IRA Dept.
245 Park Avenue, 9th Fl.
New York, NY  10167

Ttees of GEM Studios, Inc.      10,000          .3%         10,000         10,000         -0-           -0-
Profit Sharing Plan Trust
FBO Henry Higgins
226 Annadale Road
Staten Island, NY  10312

Jonathan E. Rothschild          30,000         1.0%         30,000         20,000         -0-           -0-
300 Mercer Street, 28F
New York, NY  10003

Irving Freedberg, Anne          40,000         1.3%         40,000         40,000         -0-           -0-
  Freedberg, d/b/a Bellini
282 So. Mountain Road
New City, NY  10956

Jerome Toder                    20,000          .7%         20,000         20,000         -0-           -0-
Mildred Toder
411 Alan Ct.
East Meadow, NY  11554

Charles Merlis                  10,000          .3%         10,000         10,000         -0-           -0-
517 McLean Avenue
Yonkers, NY  10705

Zev Appel                       20,000          .7%         20,000         20,000         -0-           -0-
22 Yale Drive
Monsey, NY  10952

Ralph Mandarino                 20,000          .7%         20,000         20,000         -0-           -0-
21 Fourth Place
Syosset, NY  11791

Steve Shalit                    20,000          .7%         20,000         20,000         -0-           -0-
206-08 Emily Road
Bayside, NY  11260

Henry Higgins                   10,000          .3%         10,000         10,000         -0-           -0-
421 Lexington Ave., Rm. 220
New York, NY  10170

George Sinel                    10,000          .3%         10,000         10,000         -0-           -0-
420 E. 23rd St., Apt. 11B
New York, NY  10010

Woodside Assurance, Inc.        80,000         2.6%         80,000         80,000         -0-           -0-
1365 York Avenue, #30A
New York, NY  10021

Alan Fisher                     20,000          .7%         20,000         20,000         -0-           -0-
1775 Broadway
New York, NY  10019

Sean Mulcahy                     5,000          .1%          5,000          5,000         -0-           -0-
15 Walnut Hill Road
Pougkeepsie, NY  12603

Elizabeth Annie Wolszon         20,000          .7%         20,000         20,000         -0-           -0-
7022 Sawmill Village Drive
Columbus, OH  43235

William J. Motto (TTEE)         10,000          .3%         10,000         10,000         -0-           -0-
David H. Motto (TTEE)
FBO William J. Motto
  U/A/D 3/9/92
3471 River Hills Drive
Cincinnati, OH  45244

A. F. Lehmkuhl                  40,000         1.3%         40,000         40,000         -0-           -0-
423 Northwest Street
Bellevue, OH  44811

Fred D. Hightower               40,000         1.3%         40,000         40,000         -0-           -0-
c/o Hightower Ins. Agency
510 Legal Arts Centre
Youngstown, OH  44503

Charles Goodin                  10,000          .3%         10,000         10,000         -0-           -0-
7903 Lakehurst Drive
Oklahoma City, OK  73120

Walter E. Scott                 20,000          .7%         20,000         10,000         -0-           -0-
Two Warren Place
6120 S. Yale, Suite 805
Tulsa, OK  74136-4233

Stephen A. Sheller              20,000          .7%         20,000         20,000         -0-           -0-
1528 Walnut St., 3rd Fl.
Philadelphia, PA  19102

Joseph Clark, IRA               13,600          .4%         13,600         13,600         -0-           -0-
706 Abbeydale Court
Ambler, PA  19002

Bernard M. Weiss                21,000          .7%         21,000         21,000         -0-           -0-
110 Almatt Place
Philadelphia, PA  19115

Steven B. Rosner                20,000          .7%         20,000         20,000         -0-           -0-
 Money Purchase Pension Plan
1220 Mirabeau
Gladwyne, PA  19035

John W. Caldwell                20,000          .7%         20,000         20,000         -0-           -0-
306 Winding Way
Glenside, PA  19038

Richard Gruber                  20,000          .7%         20,000         20,000         -0-           -0-
926 Ocean Blvd.
Myrtle Beach, SC  29578

L. Neil Leroy                   10,000          .3%         10,000         10,000         -0-           -0-
137 Club Course Drive
Hilton Head Island, SC 29928

Kent M. Hamilton                20,000          .7%         20,000         20,000         -0-           -0-
14500 San Pedro, Ste. 200
San Antonio, TX  78232

Frederick J. Oswald             40,000         1.3%         40,000         40,000         -0-           -0-
3312 Big Horn Trail
Plano, TX  75075

Bill J. Pope                    20,000          .7%         20,000         20,000         -0-           -0-
1260 So. 1600 West
Orem, UT  84058

Terry DeVietti                  10,000          .3%         10,000         10,000         -0-           -0-
209 E. 18th, #20
Ellensburg, WA 98926

Camden Enterprises Ltd.         20,000          .3%         20,000            -0-           -0-         -0-
Attn:  Joseph Rubinstein
2 Clanwilliam Terrace
Dublin 2 Ireland

Ronald Brenner                  15,000          .2%         15,000            -0-           -0-         -0-
8474 Charter Club Cr, #1
Fort Myers, FL  33907

Bill J. Pope                    20,000          .3%         20,000            -0-           -0-         -0-
1866 N. 1450 E
Provo, UT  84604

Seymour & Mary Reich            10,000          .1%         10,000            -0-           -0-         -0-
1066 Ledgewood Road
Mountainside, NJ  07092-22137

IF Consulting                   68,694         1.1%         68,694            -0-           -0-         -0-
Attn:  Leon Smith
19 West Street North
Nassau, Bahamas

Alex Lauchian                   20,000          .3%         20,000            -0-           -0-         -0-
602 Saint James Court
Flats Village, Bermuda

Richard Groober                 20,000          .3%         20,000            -0-           -0-         -0-
10821 Archer Lane
Williamsport, MD  21795

Times Holding Limited          100,000         1.7%        100,000            -0-           -0-         -0-
56 Fitzwilliam Square
Dublin 2 Ireland
____________________________

(1) Shares not outstanding but deemed beneficially owned by virtue of the individual's right to acquire them as of the date of this Prospectus, or within 60 days of such date, are treated as outstanding when determining the percent of the class owned by such individual.

(2) Gives effect to the automatic conversion of 1,280,000 shares of Convertible Preferred Stock into 1,280,000 shares of Common Stock on the date of this Prospectus.

(3) Mr. Dube is President, Chief Executive Officer and Director of both the Company and Vine Street. Reflects shares of Common Stock issued in connection with the acquisition of Vine Street Stores, Inc.

(4) Mr. Huberman is a Director of Vine Street Stores, Inc. Reflects shares of Common Stock issued in the Company's acquisition of that subsidiary.

(5) Reflects shares of Common Stock issued in connection with the acquisition of Vine Street Stores, Inc. RIB, LLC is an affiliate of Eric Bashford who is a principal of RAS Securities Corp., which served as Placement Agent in connection with the Company's Private Offering that closed in August 1996.

(6) Mr. Calandrella is a Director and former Chief Financial Officer of the Company. Includes 55,000 shares of Common Stock, 100,000 Class BB Warrants and non-qualified stock options exercisable to purchase an additional 25,000 shares of Common Stock at an exercise price of $1.50 per share owned by Mr. Calandrella. Also includes 135,191 shares of Common Stock and 12,500 Class BB Warrants owned by Rockies Fund, Inc., of which Mr. Calandrella is an officer and director and would be deemed to exercise shared voting and investment power with respect to such securities. Mr. Calandrella disclaims beneficial ownership of the securities owned by Rockies Fund, Inc. for purposes of Section 16 of the Securities Exchange Act of 1934.

(7) Mr. Neuman is a principal of the law firm of Neuman & Cobb which serves as legal counsel to the Company.

(8) Includes 75,000 shares of Common Stock and 100,000 Class BB Warrants issued as compensation under a Financial Advisory Agreement. Also includes Non-Qualified Stock Options exercisable to purchase 150,000 shares of Common Stock at an exercise price of $2.00 per share issued by the Company in settlement of a prior civil lawsuit.

                             PLAN OF DISTRIBUTION
                             --------------------

     The Selling Securityholders have advised the Company that sales of the shares of Common Stock and Warrants may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or Warrants or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Common Stock or Warrants directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of shares of Common Stock or Warrants for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The Selling Securityholders and any broker-dealers that act in connection with the sale of the shares of Common Stock or Warrants as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the shares of Common Stock or Warrants as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock or Warrants against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from the sales of shares of Common Stock or Warrants by the Selling Securityholders. Sales of the shares of Common Stock or Warrants by the Selling Securityholders, or even the potential of such sales, would likely have an adverse effect on the market price of the Common Stock or Warrants.

     The shares of Common Stock and Warrants are offered by the Selling Securityholders on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. The Company has agreed to pay all expenses incurred in connection with the registration of the shares offered by the Selling Securityholders; provided, however, that the Selling Securityholders shall be exclusively liable to pay any and all commissions, discounts and other payments to broker-dealers incurred in connection with their sale of the shares.

                              RECENT DEVELOPMENTS
                              -------------------

     On July 23, 1996, the Company successfully consummated (i) the acquisition of Vine Street and (ii) the purchase of 12 acres of undeveloped commercial property in Colchester, Connecticut. Those two acquisitions were undertaken concurrently with a Private Offering by the Company pursuant to which, in August, 1996, it completed the sale of an aggregate of 1,500,000 Units, each Unit consisting of one (1) share of Common Stock and one (1) Class BB Warrant at a Private Offering price of $1.25 per Unit.

ACQUISITION OF VINE STREET STORES, INC.
---------------------------------------
     The Company consummated the acquisition of one hundred percent (100%) of the issued and outstanding shares of capital stock of Vine Street Stores, Inc., a Massachusetts corporation ("Vine Street") in exchange for issuing to the shareholders of Vine Street, pro rata, an aggregate of 1,500,000 shares of the Company's Common Stock. The acquisition was structured as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

     Vine Street was founded in 1995 for the purpose of owning and operating cut-flower, plant and foliage retail concessions located within mass merchandisers and discount retailers. Currently, Vine Street owns and operates seven (7) retail concessions, located predominately in the Northeastern United States, and is seeking to open additional retail concessions as profitable opportunities arise. Each new retail location requires a capital infusion of approximately five thousand dollars ($5,000), consisting principally of retail store fixtures and inventory. In the past, Vine Street had relied upon a single source of supply for inventory, which is a company owned and operated by one of the former Vine Street principal shareholders, who is currently a shareholder and Secretary of the Company, Allan M. Huberman. Although the Company expects this relationship with the inventory supplier to continue in the near future, upon terms at least as favorable as would be available to the Company from non-affiliated suppliers, the Company plans to grow inventory from its Loxahatchee, Florida facility for resale at the Vine Street retail concessions. In this way, the Company plans to develop a vertically-integrated operation, controlling all aspects of inventory distribution from source of supply to point of sale, with an emphasis on increasing the quality of the saleable inventory products.

     As part of the acquisition of Vine Street, David Dube, Treasurer of Vine Street, was elected to serve as a director of the Company joining Paul Stevens and Stephen Calandrella. Mr. Dube was also elected to serve as President and Chief Executive Officer of the Company.

ACQUISITION OF COLCHESTER PROPERTY
----------------------------------
     Concurrent with the acquisition of Vine Street, the Company through a newly-formed subsidiary, Colchester Property Investors, LLC, purchased approximately 12 acres of undeveloped real property located in Colchester, Connecticut. The contract to purchase the property was assigned by Vine Street to the limited liability company as part of the concurrent closing. In consideration of the property, the Company paid to the sellers $430,000 out of the proceeds of the Private Offering and issued an aggregate of 1,280,000 shares of Series A Convertible Preferred Stock (the "Convertible Preferred Stock") for the remainder of the Purchase Price.

     Preliminarily, the Company plans to utilize a portion of the Colchester property to possibly develop a retail nursery or garden center that will be supplied, in part, by the Company's existing propagation facility in Loxahatchee, Florida. A portion of the property may also be used for other commercial development.

CREATION OF GIFTWARE DIVISION
-----------------------------
     The Company recently organized a newly-formed subsidiary, Art Smart, Inc., a Nevada corporation, to coordinate the design and development of floral and non-floral related giftware lines, such as ceramic pottery, wicker baskets and decorative boxes, that will be marketed with the foliage and plant products grown or consolidated for sale at the Company's Loxahatchee, Florida facility. The Company believes, based upon available market research, an analysis of related products offered by competitors and other information sources, that corollary giftware lines could be a significant generator of increased sales and corresponding increased cash flow, especially as the Company proceeds with its plans to vertically integrate its horticultural division products.

     In addition, the Company recently announced that it has entered into a letter of intent to purchase certain assets used by a privately-held picture framing and giftware manufacturer located in Boston, Massachusetts. The Company believes that the purchase will be strategic in that there is opportunity to integrate and expand certain combined assets, namely decorative boxes and specialty containers, and that some, if not most, of the resulting combined product lines are purchased by the same national and regional retail chain giftware buyers. The Company expects to complete the purchase of these certain assets by November 15, 1996, subject to the satisfaction of certain conditions.

PRIVATE OFFERING
----------------
     Concurrent with the acquisitions of Vine Street and the Colchester Property, the Company conducted and, in August 1996, completed the Private Offering of 1,500,000 Units, each Unit consisting of one (1) share of Common Stock and one (1) Class BB Warrant, at a Private Offering price of $1.25 per Unit. After deducting Offering costs, including placement agent commissions and legal and accounting expense, the Company realized net proceeds from the Private Offering of approximately $1,356,000. Of those proceeds, approximately $430,000 was used to complete the purchase of the Colchester, Connecticut property. The Company intends to use the balance of the proceeds for working capital which it expects to be sufficient to satisfy its working capital needs for approximately six (6) months.


                                INDEMNIFICATION
                                ---------------

     The By-Laws of the Company provide for the indemnification of Officers and Directors to the maximum extent allowable under Colorado law. Insofar as the indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Directors, Officers or persons controlling the Company pursuant to such provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                           DESCRIPTION OF SECURITIES
                           -------------------------

     The Company is authorized to issue up to 20,000,000 shares of $.02 par value Common Stock and 5,000,000 shares of $.001 par value Preferred Stock. As of September 25, 1996, 4,703,091 shares of Common Stock and 1,280,000 shares of Preferred Stock were issued and outstanding.

COMMON STOCK
------------
     Each holder of Common Stock of the Company is entitled to one (1) vote for each share held of record. There is no right to cumulative voting of shares for the election of directors. The shares of Common Stock are not entitled to pre-emptive rights and are not subject to redemption or assessment. Each share of Common Stock is entitled to share ratably in distributions to shareholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, pro-rata, the assets of the Company which are legally available for distribution to shareholders. The issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

PREFERRED STOCK
---------------
     The Company is authorized to issue up to 5,000,000 shares of $.001 par value Preferred Stock. The preferred stock of the corporation can be issued in one or more series as may be determined from time-to-time by the Board of Directors. In establishing a series, the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. The Board of Directors has the authority, without shareholder approval, to fix the rights, preferences, privileges and restrictions of any series of preferred stock including, without limitation:
(1) the rate of distribution, (2) the price at and the terms and conditions on which shares shall be redeemed, (3) the amount payable upon shares for distributions of any kind, (4) sinking fund provisions for the redemption of shares, (5) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and (6) voting rights except as limited by law.

     Although the Company currently does not have any plans to issue shares of Preferred Stock or to designate any series of Preferred Stock, there can be no assurance that the Company will not do so in the future. As a result, the Company could authorize the issuance of a series of Preferred Stock which would grant to holders preferred rights to the assets of the Company upon liquidation, the right to receive dividend coupons before dividends would be declared to Common Stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption to Common Stock. The common shareholders of the Company have no redemption rights. In addition, the Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval.

SERIES A CONVERTIBLE PREFERRED STOCK
------------------------------------
     The Company has issued and outstanding 1,280,000 shares of Series A Convertible Preferred Stock (the "Convertible Preferred Stock"), which were issued to prior owners of the Colchester, Connecticut real estate. Holders of shares of Convertible Preferred Stock have no voting rights and no rights to compel the redemption of the shares. No dividends are payable on outstanding shares of Convertible Preferred Stock. Each share of Convertible Preferred Stock is convertible at the option of the holder into one share of Common Stock (the "Conversion Stock") commencing July 23, 1997. However, each share of Convertible Preferred Stock will convert automatically into one share of Common Stock if the Conversion Shares are registered for sale under the Securities Act. The Registration Statement of which this Prospectus forms a part includes the registration for sale by the Company of the Conversion Shares issuable upon the conversion of the Convertible Preferred Stock. Upon such automatic conversion, holders of outstanding shares of Convertible Preferred Stock shall have no further rights as Preferred Stockholders of the Company other than the right to receive certificates evidencing the Conversion Shares issuable upon such conversion.

CLASS BB WARRANTS
-----------------
     The Company has outstanding Class BB Warrants exercisable to purchase, in the aggregate, 2,129,124 shares of Common Stock at an exercise price of $3.00 per share. The Class BB Warrants are exercisable at any time commencing on the date of issuance and expiring on April 1, 1999. Upon expiration, the Class BB Warrants will terminate automatically. The Company at any time and from time-to-time may extend the Warrant term or reduce the Warrant exercise price, provided written notice of such extension or reduction is given to the registered holders of the Warrants prior to the expiration date then in effect. The Company does not presently contemplate any extension of the Warrant term or reduction of the Warrant exercise price.

     The Warrants may be exercised during the Warrant Term only upon surrender of the Warrant certificate at the offices of the Company with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and signed, accompanied by payment of the full Exercise Price for the number of Warrants being exercised. Warrantholders will receive one share of Common Stock for each Warrant exercised, subject to any adjustment required by the Warrant Agreement. For a holder to exercise Warrants, there must be a current Registration Statement in effect with the Commission and various state securities authorities registering the shares of Common Stock underlying the Warrants or, in the sole determination of the Company and its counsel, there must be a valid exemption therefrom. The Company has undertaken, and intends, to maintain a current Registration Statement which will permit the exercise of the Warrants during the Warrant Term. Maintaining a current effective Registration Statement could result in substantial expense to the Company and there is no assurance that the Company will be able to maintain a current Registration Statement covering the shares issuable upon exercise of the
Warrants.   Holders of Warrants will have the right to exercise the Warrants included therein for the purchase of shares of Common Stock only if a Registration Statement is then in effect and only if the shares are qualified for sale under securities laws of the state in which the exercising warrantholder resides or if the Company, in its and its counsel's sole discretion, is able to obtain valid exemptions from the foregoing requirements. Although the Company believes that it will be able to register or qualify the shares of Common Stock underlying the Warrants for sales in those states where the Securities are offered, there can be no guarantee that such registration or qualification, or an exemption therefrom, can be accomplished without undue hardship or expense to the Company. The Warrants may be deprived of any value if a Registration Statement covering the shares issuable upon exercise thereof or an exemption therefrom cannot be filed or obtained without undue expense or hardship or if such underlying shares are not registered or exempted from such registration in the states in which the holder of a Warrant resides. In the latter event, the only option available to a holder of a Warrant may be to attempt to sell his or her Warrants into the market, if a market then exists and only then in compliance with applicable securities laws and restrictions on transfer.

TRANSFER AGENT, WARRANT AGENT AND REGISTRAR
-------------------------------------------
     The transfer agent, registrar and Warrant Agent for the Company's Common Stock and Class BB Warrants is Corporate Stock Transfer, Inc., Denver, Colorado.

REPORTS TO SHAREHOLDERS
-----------------------
     The Company intends to furnish annual reports to shareholders which will include certified financial statements reported on by its certified public accountants. In addition, the Company will issue unaudited quarterly or other interim reports to shareholders as it deems appropriate.


                                 LEGAL MATTERS
                                 -------------

     The legality of the Common Stock offered hereby will be passed on for the Company by Neuman & Cobb, Temple-Bowron House, 1507 Pine Street, Boulder, Colorado 80302. Clifford L. Neuman, a principal of the firm, is the beneficial owner of 87,500 shares of Common Stock. Mr. Neuman is a Selling Securityholder hereunder.


                                    EXPERTS
                                    -------

     The consolidated financial statements and schedules of the Company as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein and in the Registration Statement and Prospectus in reliance upon the report of Schumacher & Associates, Inc., Independent Certified Public Accountants, incorporated by reference and upon the authority of said firm as experts in accounting and auditing.

--------------------------------------  ---------------------------------------

  No person is authorized to give
any information or to make any
representation other than those
contained in this Prospectus, and
if  made such information or
representation must not be relied                 OPTIMAX INDUSTRIES, INC.
upon as having been given or
authorized.  This Prospectus does                     5,046,194 Shares
not constitute an offer to sell or
a solicitation of an offer to buy                1,700,000 Class BB Warrants
any securities other than the
Securities offered by this
Prospectus or an offer to sell
or a solicitation of an offer to
buy the Securities in any
jurisdiction to any person to
whom it is unlawful to make
such offer or solicitation in
such jurisdiction.

  The delivery of this Prospectus
shall not, under any circumstances,
create any implication that there
has been no changes in the affairs
of the Company since the date of
this Prospectus.  However, in the
event of a material change, this
Prospectus will be amended or
supplemented accordingly.


       TABLE OF CONTENTS
                                  Page
                                  ----
Available Information. . . . . . .  4
Incorporation by Reference . . . .  5
The Company. . . . . . . . . . . .  6   --------------------------------------
Risk Factors . . . . . . . . . . .  7                  PROSPECTUS
Use of Proceeds. . . . . . . . . . 11   --------------------------------------
Selling Securityholder . . . . . . 11
Plan of Distribution . . . . . . . 12
Recent Developments. . . . . . . . 13       ---------------------------, 1996
Indemnification. . . . . . . . . . 16
Description of Securities. . . . . 17
Legal Matters. . . . . . . . . . . 18
Experts. . . . . . . . . . . . . . 18

--------------------------------------  --------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS
                    --------------------------------------

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
------------------------------------------------------
     The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:

          SEC Filing Fee                              $
          Printing Expenses*                             1,500.00
          Accounting Fees and Expenses*                    500.00
          Legal Fees and Expenses*                       7,500.00
          Blue Sky Fees and Expenses*                    5,000.00
          Registrar and Transfer Agent Fee                   --
          Miscellaneous *                             -----------

                    Total *                           $ 15,000.00

----------------------------

*         Estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
----------------------------------------------------
     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     Sections 7-109-101 through 7-109-110 of the Colorado Corporation Code provide as follows:

     7-109-101.  DEFINITIONS.
     ------------------------
     As used in this article:

     (1) "Corporation" includes any domestic or foreign entity that is a predecessor of a corporation by reason of a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

     (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

     (3)  "Expenses" includes counsel fees.

     (4) "Liability" means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses.

     (5) "Official capacity" means, when used with respect to a director, the office of director in a corporation and, when used with respect to a person other than a director as contemplated in section 7-109-107, the office in a corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation.
     "Official capacity" does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

     (6) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

     (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

     7-109-102.  AUTHORITY TO INDEMNIFY DIRECTORS.
     ---------------------------------------------
     (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

       (a)  The person conducted himself or herself in good faith; and

       (b)  The person reasonable believed:

         (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

         (II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

       (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

     (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

     (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

     (4)  A corporation may not indemnify a director under this section:

       (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

       (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

     (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     7-109-103.  MANDATORY INDEMNIFICATION OF DIRECTORS.
     ---------------------------------------------------
     Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

     7-109-104.  ADVANCE OF EXPENSES TO DIRECTORS.
     ---------------------------------------------
     (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

       (a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;

       (b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

       (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

     (2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

     (3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

     7-109-105.  COURT-ORDERED INDEMNIFICATION OF DIRECTORS.
     -------------------------------------------------------
     (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

       (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

       (b) If it determines that the director is fairly and reasonable entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102 (1) or was adjudged liable in the circumstances described in section 7-109-102 (4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102 (4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

     7-109-106.  DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION OF
     DIRECTORS.
     -----------------------------------------------------------------
     (1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104 (1) (a) and (1) (b) are received and the determination required by section 7-109-104 (1) (c) has been made.

     (2) The determinations required by subsection (1) of this section shall be made:

       (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

       (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

     (3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

       (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph
     (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

       (b)  By the shareholders.

     (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

     7-109-107.  INDEMNIFICATION OF OFFICERS, EMPLOYEES, FIDUCIARIES, AND
     AGENTS.
     --------------------------------------------------------------------
     (1)  Unless otherwise provided in the articles of incorporation:

       (a)  An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

       (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

       (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

     7-109-108.  INSURANCE.
     ----------------------
     A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

     7-109-109.  LIMITATION OF INDEMNIFICATION OF DIRECTORS.
     -------------------------------------------------------
     (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the article of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

     (2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

     7-109-110.  NOTICE TO SHAREHOLDER OF INDEMNIFICATION OF DIRECTOR.
     -----------------------------------------------------------------
     If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

                                 *     *     *

     b. Article XII of Registrant's Articles of Incorporation provide that the corporation may indemnify each director, officer, and any employee or agent of the corporation, his heirs, executors and administrators, against expenses reasonably incurred or any amounts paid by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or agent of the corporation to the extent permitted by the law as recited above in subparagraph (a).

     c. Article XII of Registrant's Articles of Incorporation provides, in part:

          "e.   To the maximum extent permitted by law or by public policy, directors of this Corporation are to have no personal liability for monetary damages for breach of fiduciary duty as a director."

     d. The Company currently pays for and maintains an insurance policy in the amount of $2,000,000 that covers directors' and officers' liability.

     e. The Registration Rights between the Company and the Selling Securityholder provides that the Selling Securityholder will indemnify and hold harmless the Company, the directors of the Company, each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), against any and all losses, claims, demands, liabilities and expenses (including reasonable legal or other expenses) to which it may become subject, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any Blue Sky Application, or the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, resulting from the use of written information furnished to the Company by the Selling Securityholder for use in the preparation of the Registration Statement, or in any Blue Sky Application.


ITEM 16.  EXHIBITS.
-------------------
     a. The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation SK:

EXHIBIT NO.          TITLE
-----------          -----
*    3.1        Articles of Incorporation

*    3.2        By-Laws

*    4.1        Specimen Common Stock Certificate

**   4.2        Specimen Class BB Warrant Certificate

     4.3 Certificate of Rights and Designations of Series A Convertible Preferred Stock

     5.1        Opinion of Neuman & Cobb

***  10.1       Agreement for Settlement of Litigation and Grant of Warrant

***  10.2       Amendment No. 1 to Agreement for Settlement of Litigation and
                Grant of Warrant

     24.1       Consent of Schumacher & Associates, Inc.

     24.2       Consent of Neuman & Cobb

____________________________

* Incorporated by reference from the Company's Registration Statement on Form S-1, SEC File No. 0-19082.

** Incorporated by reference from the Company's Current Report on Form 8-K dated July 23, 1996, as filed with the Commission on July 23, 1996.

*** Incorporated by reference from the Company's Registration Statement on Form S-3, SEC File No. 33-98270, as filed with the Commission on November 2, 1995.


ITEM 17.  UNDERTAKINGS.
-----------------------
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. To provide, upon effectiveness, certificates in such denominations and registered in such names as are required to permit prompt delivery to each purchaser.

                                  SIGNATURES
                                  ----------

     Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized. In the City of Boston, State of Massachusetts on the 6th of November, 1996.


                              OPTIMAX INDUSTRIES, INC., a Colorado corporation



                              By:  /s/ David W. Dube
                                   -----------------------------------------
                                   David W. Dube, President



     Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons in the capacities with Optimax Industries, Inc. and on the dates indicated.


SIGNATURE                                      TITLE               DATE
---------                                      -----               ----


/s/ David W. Dube                      President, Director,       11/6/96
------------------------------       Chief Executive Officer,    ---------
David W. Dube                        Chief Financial Officer,
                                     Chief Accounting Officer

/s/ Stephen G. Calandrella                   Director             11/6/96
------------------------------                                   ---------
Stephen G. Calandrella